Exhibit 10.23

THE INVESTOR RELATIONS GROUP INC.

LETTER OF AGREEMENT

Date: July 11, 2006

Section 1. Services to be Rendered. The purpose of this letter is to set forth the terms and conditions on which The Investor Relations Group, Inc. (“IRG”) agrees to provide Interactive Systems Worldwide Inc. (the “Company”) investor relations services. These services may include, but are not limited to: overall management of the corporate communications program; designing a corporate fact sheet that can readily be mass produced for distribution to brokers, analysts, and other industry personnel; securing one-on-one and group appointments with industry professionals for presentations by, for, and about Company management; targeted mailings; assistance with compiling promotional materials; writing and editing news releases and other corporate materials; advice on packaging the Company story; and, daily update reports.

Section 2. Fees. During the term of this Agreement, the Company shall pay to IRG for its services hereunder including investor relations services a monthly maintenance fee of $8,000 for a renewable term of 12 months beginning July 11, 2006. In the event that the Company completes a private placement which generates $1 million in gross proceeds during the term of this Agreement, the monthly maintenance fee after receipt of such funds shall increase to $12,000. Additionally, for this Agreement, the Company agrees to deliver to IRG 50,000 shares of the Company’s Common Stock within two weeks from the date hereof, issued in the name of The Investor Relations Group, Inc. IRG represents that it is an “accredited investor” and agrees to sign and deliver to the Company an Accredited Investor Questionnaire prior to delivery to IRG of the shares of the Company’s Common Stock and further agrees that the certificate for such shares of stock shall contain an appropriate restrictive legend. Fees are payable on or before the 1st day after the beginning of each month which occurs during the Engagement Period. Unless other arrangements have been made and agreed upon in writing, lack of payment for services rendered by the 5th of the month will be considered default of this agreement, and IRG shall be entitled to cease all services on behalf of the Company until such time as payment in full of amounts due is made.

Section 3. Expenses. In addition to all other fees payable to IRG hereunder, the Company hereby agrees to reimburse IRG for all reasonable out-of-pocket expenses incurred in connection with the performance of services hereunder. These out-of-pocket expenses shall include, but are not limited to: telephone, photocopying, postage, messenger service, clipping service, maintaining mailing lists, information retrieval service, wire services, monitoring advisory service, all production costs for press releases including paper, envelopes, folding, insertion and delivery to the post office, all reasonable travel expenses, and all reasonable meeting expenses including rental of audio/visual equipment. No individual out-of-pocket expenses in excess of $500 will be incurred by IRG without obtaining the prior written consent of the Company. The Company agrees to remit upon the signing of this Agreement a check for $10,000 to be placed on deposit with IRG and credited to the Company against expenses incurred, on a permanent basis, throughout the program. From time to time, the Company will replenish the expense account as necessary to maintain a balance of $3,500. The balance of said deposit is fully refundable should the program terminate. A running invoice will be maintained of all expenses incurred and will be submitted to the Company each month.

Section 4. Indemnification. The Company and IRG agree to defend, indemnify and hold each other, their affiliates, stockholders, directors, officers, agents, employees, successors and assigns (each an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever (including, without limitation, reasonable attorneys' fees) arising solely from the Company's or IRG's breach of their obligations, warranties and representations under this Agreement. It is recognized and agreed by IRG and the Company that neither party shall have any liability hereunder to any Indemnified Person arising from the other party’s gross negligence or willful misconduct. It is further agreed that the foregoing indemnity shall be in addition to any rights that either party may have at common law or otherwise, including, but not limited to, any right to contribution.

Section 5. Term of Agreement and Guarantee of Satisfaction. (a) The engagement of IRG under the provisions of this agreement shall commence on the date hereof and continue until May 31, 2007, subject to the right of either party to terminate this agreement as hereinafter provided (the “Term”). (b) The Company may terminate IRGs engagement hereunder, with or without cause, immediately at any time during this Agreement. Any fees earned by IRG for the period prior to termination of this agreement will be payable immediately. (c) IRG may terminate its engagement hereunder, with or without cause, at any time during the Term of this Agreement. The obligations of the Company under Sections 4 and 6 shall survive termination or breach of this Agreement, with or without cause, by either party. In the event that IRG terminates this Agreement without cause, prior to 5 months from the date hereof, IRG shall immediately return 10,000 shares of Common Stock of each month less than 5 months during which this Agreement has been in effect. In the event that the parties in their discretion renew this Agreement for the period commencing June 1, 2007, the Company contemplates granting and issuing at that time an additional 30,000 shares of the Company’s restricted stock.

Section 6. Solicitation of Employees. During the term of this Agreement and for the two years thereafter, the Company shall not, directly or indirectly: (i) influence or attempt to influence any employee of IRG to leave its employ; (ii) agree to aid any competitor or customer of IRG in any attempt to hire any person who was employed by IRG within the two year period preceding termination of this Agreement; or (iii) solicit or induce any person who was employed by IRG within the two year period preceding the termination of this Agreement to become employed by the Company. The Company acknowledges that the restrictions in this section are reasonable and necessary for the protection of IRG’s business.

Section 7. Severability. In case any provision of this letter Agreement shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

Section 8. Consent to Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of New York, and the parties hereby consent to the exclusive jurisdiction of the State and Federal Courts, located within the City, County and State of New York to resolve any disputes arising under this Agreement.

Section 9. Other Services. If the Company desires additional services not included in this Agreement, any such additional services shall be covered by a separate agreement between the parties hereto.

Please evidence your acceptance of the provisions of this letter by signing the copy of this letter enclosed herewith and returning it to The Investor Relations Group Inc., 11 Stone Street, 3th Floor, New York, NY 10004, Attention: Dian Griesel, Ph.D., Chairman & CEO.

Very truly yours,

/s/ Dian Griesel
Dian Griesel
Founder & Chairman The Investor Relations Group, Inc.

ACCEPTED AND AGREED
AS OF THE DATE FIRST ABOVE WRITTEN:
____________________________________________
Interactive Systems Worldwide Inc.

By:  /s/ Bernard Albanese

Name: Bernard Albanese
Title: Chief Executive Officer